Exhibit 10.2

Execution Version

TAX MATTERS AGREEMENT

Between

DOVER CORPORATION

on behalf of itself

and the DOVER AFFILIATES

and

APERGY CORPORATION

on behalf of itself

and the APERGY AFFILIATES

This Tax Matters Agreement (the “Agreement”) is entered into as of the 9th day of May, 2018, between Dover Corporation (“Dover”), a Delaware corporation, and Apergy Corporation (“Apergy”), a Delaware corporation.

R E C I T A L S:

WHEREAS, the board of directors of Dover has determined that it is appropriate and advisable to: (i) separate the Apergy Business (defined below) from Dover’s remaining businesses (the “Separation”), which will include the separation of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the Apergy Business from the remaining assets of the Dover Group through various contributions and distributions leading to the transfer of such assets to Apergy (the “Contribution”); and (ii) following the Contribution, a distribution, on a pro rata basis, to holders of common shares, par value $1.00 per share, of Dover of all of the outstanding shares of common stock, par value $0.01 per share, of Apergy owned by Dover (the “Distribution”) (the date of such Distribution, the “Distribution Date”);

WHEREAS, Dover and Apergy intend that the Contribution and Distribution and certain other transactions effected as part of the Separation qualify as Tax-free under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations thereunder (“Treasury Regulations”), and that certain internal transactions undertaken in anticipation of the Contribution and Distribution qualify for Tax-free status, as set forth in one or more Tax Opinions (defined below) or Tax Rulings (defined below);

WHEREAS, as of the date hereof and prior to the completion of the Distribution, Dover is the common parent of an affiliated group of domestic corporations, including Apergy, that has elected to file consolidated U.S. federal income Tax Returns (defined below) and, as a result of the Distribution, neither Apergy nor any of its Affiliates (defined below) will be a member of such group after the close of the Distribution Date;

WHEREAS, Dover and Apergy desire to allocate the responsibilities for various Taxes (defined below) of the Dover Group (defined below) and the Apergy Group (defined below) for periods prior to and after the Distribution; and

WHEREAS, Dover and Apergy desire to allocate the responsibilities for certain Tax liabilities incurred in connection with the transactions involved in the Separation, Contribution and Distribution, including transactions occurring after the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Dover and Apergy (each on behalf of itself, each of its Affiliates as of the Effective Time, and its future Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 5.16 of this Agreement regarding the interpretation of certain words and phrases used in this Agreement. Capitalized terms used in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to them in the Distribution Agreement (defined below). In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition and the definition of “Subsidiary”, “control” (including the correlative meanings “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. From and after the Effective Time, and for purposes of this Agreement and the Ancillary Agreements, no Party or member of its Group shall be deemed to be an Affiliate of the other Party or such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Dover or Dover’s stockholders prior to, or in the case of Dover’s stockholders, after, the Effective Time.

“After-Tax Amount” means, with respect to any payment under this Agreement, an additional amount necessary to reflect the increase in Tax that would result from the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment (as increased by the After-Tax Amount) for the relevant taxable periods, whether or not an actual increase occurs, and reflecting any Tax savings available to the recipient.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all of the written Contracts or other arrangements (other than this Agreement and other than any Contract to which a Third Party is a party) entered into by any member of the Dover Group, on the one hand, and any member of the Apergy Group, on the other hand, in connection with the Separation, the Distribution or the other transactions contemplated hereby, including the Transfer Documents, the Reorganization Documents, the Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement and the Continuing Arrangements.

“Apergy” has the meaning set forth in the Preamble.

“Apergy Assets” has the meaning set forth in the Distribution Agreement.

“Apergy Business” has the meaning set forth in the Distribution Agreement.

“Apergy Group” means Apergy and each Person identified on Schedule 1.1(20) of the Distribution Agreement, and each Person who is or becomes an Affiliate of Apergy at or after the Effective Time.

“Apergy Taxes” has the meaning ascribed to such term in Section 2.01(b).

“Applicable Corporation” has the meaning has the meaning ascribed to such term in Section 4.02(a)(iii).

“Business Day” has the meaning set forth in the Distribution Agreement.

“Business Entity” has the meaning set forth in the Distribution Agreement.

“Code” has the meaning ascribed to such term in the second WHEREAS clause hereof.

“Consents” has the meaning set forth in the Distribution Agreement.

“Continuing Arrangements” has the meaning set forth in the Distribution Agreement.

“Contract” has the meaning set forth in the Distribution Agreement.

“Contribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Corresponding Portion of the Tax Detriment” means the product of the Tax Detriment and a fraction the numerator of which is the amount of the related Tax Benefit for a taxable period and the denominator of which is the sum of the related Tax Benefits for all of the relevant taxable periods.

“Covered Transaction Tax” means (i) liabilities sustained by Dover or Apergy as a result of the Distribution failing to qualify as Tax-free to the Dover shareholders pursuant to Section 355(a) of the Code; and (ii) federal, state, local, and foreign Tax imposed by any Tax Authority on Dover or any Dover Affiliate or Apergy or any Apergy Affiliate as a result of (x) the failure of any of the transactions described in any Tax Opinion (including each Internal Distribution) to be treated as provided in such opinion; or (y) the failure of any of the Ruling Transactions to be treated as provided in such rulings; and (iii) any other Indemnifiable Losses incurred by a member of the Dover Group or the Apergy Group (determined after the Separation) in connection with the liabilities or Taxes described in subclauses (i) and (ii) (each of subclauses (i) through (iii), a “Covered Transaction Tax”).

“Determination” means (i) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code and, with respect to Taxes other than U.S. federal income Taxes, any decision, judgment, decree or other order by a court of competent jurisdiction that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise; (ii) the execution of an IRS Form 870-AD (or successor form) or other closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (iii) a final settlement resulting from a competent authority determination; (iv) any other final disposition, by mutual agreement of the Parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns, or appeals from adverse determinations; or (v) the payment of, or incurring liability for, Tax with respect to which the Party responsible for such Tax under this Agreement determines that no action should be taken to recoup such payment or contest such liability.

“Distribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Distribution Agreement” means the Separation and Distribution Agreement entered into by and between Dover and Apergy on the date hereof, as the same may be amended.

“Distribution Date” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Dover” has the meaning set forth in the Preamble.

“Dover Group” means (i) Dover and each of its Subsidiaries immediately following the Effective Time and (ii) each other Person who is or becomes an Affiliate of Dover at or after the Effective Time, in each case, for the avoidance of doubt, other than the members of the Apergy Group.

“EMA” means the Employee Matters Agreement, as defined in the Distribution Agreement.

“Effective Time” has the meaning set forth in the Distribution Agreement.

“Employment Taxes” means withholding, payroll, social security, workers compensation, unemployment, disability, and other similar taxes together with any interest, penalties, additions to tax, or additional amounts with respect thereto imposed by any Tax Authority on any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Filing Group” means (i) the Dover Group in the case of a Tax Return required to be filed by a member of the Dover Group (determined following the Separation) under applicable Law, or (ii) the Apergy Group in the case of a Tax Return required to be filed by a member of the Apergy Group under applicable Law.

“Filing Group Parent” means (i) Dover, in the case the Dover Group is the Filing Group, or (ii) Apergy, in the case the Apergy Group is the Filing Group.

“Group” means the Dover Group or the Apergy Group, as applicable.

“Governmental Entity” has the meaning set forth in the Distribution Agreement.

“Indemnified Party” has the meaning ascribed to such term in Section 5.19(a).

“Indemnifiable Loss” has the meaning set forth in the Distribution Agreement.

“Indemnifying Party” has the meaning ascribed to such term in Section 5.19(a).

“Internal Distribution” means any distribution described in any Tax Ruling or Tax Opinion of the stock of a foreign or U.S. subsidiary, other than the Distribution, for which rulings or opinions were requested and that was purported or intended to qualify, in whole or in part, as tax-free to the distributing corporation under Sections 355(c) and/or Section 361(c) of the Code.

“IRS” means the United States Internal Revenue Service.

“Law” has the meaning set forth in the Distribution Agreement.

“Liabilities” shall mean all obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, reserved or unreserved, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, determined or determinable, whenever and however arising, including those arising under or in connection with any Law or other pronouncements of Governmental Entities having the effect of Law, Actions, threatened Actions, order or consent decree of any Governmental Entity or any award of any arbitration tribunal, and those arising under any Contract, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, and whether or not the same would be required by generally accepted accounting principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Non-Filing Group” means (i) the Apergy Group, in the case of a Tax Return required to be filed by a member of the Dover Group (determined following the Separation) under applicable Law, or (ii) the Dover Group, in the case of a Tax Return required to be filed by a member of the Apergy Group under applicable Law.

“Non-Filing Group Parent” means (i) Dover, in the case where the Dover Group is the Non-Filing Group, and (ii) Apergy, in the case where the Apergy Group is the Filing Group.

“Parties” means the parties to this Agreement.

“Past Practices” has the meaning ascribed to such term in Section 2.04(e).

“Person” has the meaning set forth in the Distribution Agreement.

“Post-Distribution Period” means any taxable period or portion of a taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period or portion of a taxable period ending on or before the Distribution Date.

“Prime Rate” has the meaning set forth in the Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the tax practitioner privilege and any privilege relating to internal evaluation processes.

“PTI” has the meaning ascribed to such term in Section 2.01(b)(i)(B)(II).

“Remitting Party” has the meaning ascribed to such term in Section 5.19(b).

“Reorganization Documents” has the meaning set forth in the Distribution Agreement.

“Responsible Party” has the meaning ascribed to such term in Section 5.19(b).

“Ruling Transactions” means the transactions described in the Tax Rulings.

“Section 336(e) Election” has the meaning set forth in Section 4.04.

“Section 355(e) Event” means, with respect to a member of the Dover Group or the Apergy Group, any event after the Distribution involving a direct or indirect acquisition by one or more Persons of a 50% or greater interest, within the meaning of Section 355(e)(2)(A)(ii), of Stock Interests of any member of the Dover Group or of assets of any member of the Dover Group, or of any member of the Apergy Group or of assets of any member of the Apergy Group, respectively, that causes the Distribution or any Internal Distribution to be a taxable event to any member of the Dover Group as the result of the application of Section 355(e) or (f) of the Code.

“Separation” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Specified Action” has the meaning ascribed to such term in Section 4.02(a).

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Stock Interests” means (a) all classes or series of outstanding capital stock or other equity (and instruments treated as equity) of an issuer for U.S. federal income tax purposes, and (b) all options, warrants and other rights to acquire such stock or equity.

“Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Business Entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) together with any interest, penalties, additions to tax or additional amounts with respect thereto imposed by any Tax Authority on any taxpayer or consolidated, combined or unitary group of taxpayers; (ii) any Employment Tax; and (iii) any unclaimed property or property subject to escheatment, together with any interest or penalties with respect thereto. For this purpose, “unclaimed property” or “property subject to escheatment” means property subject to custody under any unclaimed property Law including any credit account carried on the books and records of any member of the Dover Group or the Apergy Group including uncashed employee pay checks, uncashed checks to vendors, customer overpayments or credits, unused gift certificates, unidentified remittances, and any other similar account with a credit balance.

“Tax Attributes” means net operating losses, capital losses, earnings and profits, overall foreign losses, previously taxed income, separate limitation losses, and all other tax attributes.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means the reduction in Tax that should result from any item of loss, deduction (including from depreciation or amortization), or credit (or any other item), whether or not an actual reduction in Tax occurs, including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax on such interest. For purposes of calculating the amount of any Tax Benefit, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means the increase in Tax that should result from any item of income or gain (or any other item), whether or not an actual increase in Tax occurs, including any interest with respect thereto, net of any Tax savings attributable to such interest. For purposes of calculating the amount of any Tax Detriment, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Opinion” means any opinion on the United States federal income taxation of certain matters involved in the Separation, Contribution and the Distribution and related transactions provided by McDermott Will & Emery LLP to Dover.

“Tax Records” means all records relating to any Tax, including Tax Returns, journal vouchers, cash vouchers, general ledgers, material contracts, Tax Return workpapers and schedules, appraisal reports, authorizations for expenditures, and documents relating to rulings or other Determinations by any Tax Authority.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Tax Ruling” means each ruling issued by a Tax Authority pursuant to a ruling request filed on behalf of Dover and/or an Affiliate of Dover (including for this purpose an member of the Apergy Group) prior to the Effective Time with respect to a transaction or transactions undertaken in connection with the Separation, Contribution and Distribution, together with all supplemental filings and exhibits thereto.

“Third Party” has the meaning set forth in the Distribution Agreement.

“Transfer Documents” has the meaning set forth in the Distribution Agreement.

“Transition Services Agreement” has the meaning set forth in the Distribution Agreement.

“Transition Tax” means any Tax resulting from the treatment of accumulated post-1986 deferred foreign income as Subpart F income pursuant to Section 965 of the Code.

“Treasury Regulations” has the meaning ascribed to such term in the second WHEREAS clause hereof.

ARTICLE II

RESPONSIBILITY FOR TAX

Section 2.01 Responsibility for Tax. Subject to the terms and conditions of Schedule 2.01 hereof:

(a) Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EMA with respect to Employment Taxes, Dover shall be responsible for, and shall indemnify and hold harmless the Apergy Group from any liability for (i) any Taxes of Dover or any of its Affiliates (determined before the Separation) for any Pre-Distribution Period and, with respect to a Straddle Period, the portion of such period ending on the Distribution Date; and (ii) any Covered Transaction Tax for which Dover is responsible under Section 3.01(a), in each case other than Taxes or other amounts for which Apergy is responsible under Section 2.01(b).

(b) Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EMA with respect to Employment Taxes, Apergy shall be responsible for, and shall indemnify and hold harmless the Dover Group from any liability for (i) the amount of Taxes attributable to any member of the Apergy Group for any taxable period, including (A) any Tax imposed by any Tax Authority on a member of the Apergy Group for any taxable period including Employment Taxes imposed on Apergy or any Apergy Affiliate as a transferee of employees of any member of the Dover Group in connection with the Separation, and (B) (I) any Transition Tax imposed on the Dover Group resulting from accumulated post-1986 deferred foreign income of non-U.S. members of the Apergy Group; and (II) any Transition Tax imposed on the Dover Group resulting from accumulated post-1986 deferred foreign income of non-U.S. members of the Dover Group that corresponds with previously taxed earnings and profits (within the meaning of Section 959 of the Code) (“PTI”) of such non-U.S. members of the Dover Group allocated to the Apergy Group pursuant to Section 2.02(c)(ii); each of the amounts of Transition Tax described in this Section 2.01(b)(i)(B) shall be determined by Dover in its sole discretion in accordance with general tax principles; (ii) one-half of the aggregate amount of Taxes (including income Taxes) imposed on a member of the Dover Group or the Apergy Group (determined following the Separation) arising from, or attributable to, any direct or indirect transfer of assets (including stock) or liabilities in the Separation (other than a Covered Transaction Tax) and including such transfers contemplated to occur after the Effective Time other than such amounts recoupable by a member of the Dover Group; (iii) any Covered Transaction Tax for which Apergy is responsible under Section 3.01(b); (iv) any Tax (other than a Covered Transaction Tax) imposed on Dover or a Dover Affiliate as a result of an action undertaken, or a failure to act, by Apergy or a Apergy Affiliate after the Effective Time (other than resulting from a Tax Contest); and (v) except to the extent related to a Covered Transaction Tax, any gain recognized or recapture of income (including under any gain recognition agreement entered into by Dover or any Dover Affiliate in accordance with Treasury Regulations Section 1.367(a)-8) in relation to an action, or failure to act, of a member of the Apergy Group arising under any Tax Law. All items for which Apergy is responsible under this Section 2.01(b) shall be referred to as “Apergy Taxes.” For the avoidance of doubt, the inclusion or taking into account of any income or gain by Dover or any Dover Affiliate or Apergy or any Apergy Affiliate under Treasury Regulations Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Separation and Distribution (other than as a result of income or gain arising in a Covered Transaction Tax) shall be considered the occurrence of an event for which the relevant Party is entitled to receive indemnification pursuant to Section 2.01(b)(ii). For purposes of this Section 2.01(b)(i) and (ii), the amount of Taxes for which Apergy is responsible shall not include any amounts that have previously been taken into account as a reduction of the Apergy Assets transferred pursuant to Section 2.2(a) of the Distribution Agreement.

(c) The amount of Taxes attributable to the Apergy Group or the Dover Group (i.e., the Non-Filing Group) in the Tax Return filed by a member of the other group (i.e., the Filing Group) will be determined by treating the Non-Filing Group as if it filed the relevant Tax Return on a standalone basis in a manner consistent with Past Practices, using the maximum statutory tax rate in effect for the taxable period and utilizing only the tax losses and other Tax Attributes of such Non-Filing Group reflected on the Filing Group’s Tax Return for the taxable period in question which produces a Tax Benefit during such taxable period to the Filing Group. Notwithstanding the foregoing, for purposes of determining the amount of Taxes attributable to the Apergy Group under Section 2.01(b) upon a Determination (other than as a result of the expiration of the statute of limitations) with respect to any Tax Return for which the Apergy Group is the Non-Filing Group, the amount of such Taxes shall be determined pursuant to Section 2.02(b)(v).

(d) The Tax incurred in Straddle Periods shall be separated into a Pre-Distribution Period and a Post-Distribution Period by treating the day including the Effective Time as the termination of the Pre-Distribution Period and the day immediately following the day including the Effective Time as the commencement of the Post-Distribution Period, whether or not allowed under applicable Law, and the Tax attributable to the Non-Filing Group for the Pre-Distribution Period shall be determined by applying the principles of Section 2.01(c).

Section 2.02 Refunds, Tax Benefits, and Other Allocations

(a) Refunds and Carrybacks.

(i) Dover Refunds. Except as provided in Section 2.02(a)(iv) below, Dover shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) with respect to any Tax for which Dover is responsible under Section 2.01.

(ii) Apergy Refunds. Except as provided in Section 2.02(a)(iv) below, Apergy shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) with respect to any Tax for which Apergy is responsible under Section 2.01 other than for a Tax Return for a taxable period for which the Dover Group is the Filing Group.

(iii) Payment of Refunds. Except as provided in Section 2.02(a)(iv), Apergy shall forward to Dover, or reimburse Dover for, any refunds due Dover (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds), and Dover shall forward to Apergy, or reimburse Apergy for, any refunds due Apergy (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds). In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case within thirty (30) days after the due date for payment of the Tax against which such refund has been credited. Any payment required to be made pursuant to this Section 2.02(a)(iii) shall be made within thirty (30) days of the receipt of the refund. If Dover reasonably so requests, Apergy, at Dover’s expense, shall file for and pursue any refund to which Dover is entitled under this Section 2.02(a), provided that the foregoing does not have a material adverse impact on the Apergy Group, as reasonably determined by Apergy. If Apergy reasonably so requests, Dover, at Apergy’ expense, shall file for and pursue any refund to which Apergy is entitled under this Section 2.02(a), provided that the foregoing does not have a material adverse impact on the Dover Group, as reasonably determined by Dover. The Party making a payment pursuant to this Section 2.02(a)(iii) must deliver with the payment a statement describing in reasonable detail the basis for the calculation of the amount being paid.

(iv) Carrybacks.

(1) The Non-Filing Group shall be entitled to any refund of, or credit against, the Filing Group’s Tax for a Pre-Distribution Period resulting from carrying back any item of loss, deduction or credit that arises in any Post-Distribution Period of the Non-Filing Group only to the extent that (A) the Filing Group has no item of loss, deduction, or credit that can be carried back to such taxable period and (B) such carryback does not have a material adverse impact on the Filing Group, as reasonably determined by the Filing Group. If the Filing Group receives any such refund (or benefit of such credit), it shall pay the portion thereof to which Non-Filing Group is entitled within thirty (30) days of the later of (C) a Determination with respect to the Filing Group’s Tax for such Pre-Distribution Period or (D) a Determination with respect to the Non-Filing Group’s Tax for the Post-Distribution Period that gave rise to the refund received by the Filing Group (or to the credit against the Filing Group’s Tax); provided, however, that if the Non-Filing Group Parent provides the Filing Group Parent with a letter of credit in a form reasonably acceptable to the Filing Group Parent and issued by a major money center commercial bank reasonably acceptable to the Filing Group Parent not expiring before the later of clause (C) or (D) of this Section 2.02(a)(iv)(1), then the Filing Group Parent shall pay to the Non-Filing Group Parent that portion of the refund (or credit against Tax) covered by the letter of credit no later than thirty (30) days after receipt of the refund (or, in the case of a credit, the filing of the Tax Return that includes such credit) or of the letter of credit, whichever is later.

(2) If the Non-Filing Group has a loss or other Tax Attribute for any Post-Distribution Period that is to be carried back to any Pre-Distribution Period, the Non-Filing Group Parent shall notify the Filing Group Parent that such item should be carried back. Such notification shall include a description in reasonable detail of the grounds for the refund and the amount thereof, and a certification by an appropriate officer of the Non-Filing Group Parent setting forth the Non-Filing Group’s belief, based on a thorough examination of the facts and Tax Law relating to the intended Tax treatment of such item, that (A) the intended Tax treatment of such item is supported by “substantial authority” within the meaning of Section 6662 of the Code (and the Treasury Regulations thereunder) or, where applicable, any analogous provision of state, local or foreign Law and (B) the transaction has economic substance for purposes of Section 7701 of the Code and any analogous provision of state, local or foreign Law. The Filing Group Parent, at the Non-Filing Group Parent’s expense, shall cooperate with the Non-Filing Group in connection with the filing and processing of any Non-Filing Group carryback and shall provide the Non-Filing Group Parent with copies of all correspondence related thereto.

(3) If the Filing Group Parent pays any amount to the Non-Filing Group Parent under Section 2.02(a)(iv)(1) and, as a result of a subsequent Determination, the Non-Filing Group is not entitled to all or any part of such amount, the Filing Group Parent shall notify the Non-Filing Group Parent of the amount to be repaid to the Filing Group Parent and provide a description in reasonable detail of the manner in which such amount was calculated. The Non-Filing Group Parent shall pay such amount to the Filing Group Parent within thirty (30) days of such notification.

(4) Any payment required to be made by the Filing Group Parent pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent from the date a refund is received by Filing Group. Any payment required to be made by the Non-Filing Group Parent pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent beginning thirty (30) days after the Filing Group Parent notifies the Non-Filing Group Parent of the amount to be repaid. Such interest shall be paid at the same time as the payment to which it relates.

(b) Effect of Audit Adjustments.

Notwithstanding Section 2.01 —

(i) Payments by Apergy to Dover. Except as provided in Section 3.01(b), if as a result of a Determination, any adjustment shall be made to any Tax Return for a taxable period relating, in whole or in part, to Tax for which any member of the Dover Group (determined following the Separation) is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Dover Group for the taxable period and (y) a Tax Benefit to any member of the Apergy Group for any taxable period, then Apergy shall pay to Dover an amount equal to the lesser of the Tax Benefit for each taxable period and the Corresponding Portion of the Tax Detriment. For the avoidance of doubt, this Section 2.02(b)(i) shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by any member of the Dover Group from any member of the Apergy Group. For purposes of determining the Tax Benefit, the Tax Benefit shall be calculated based solely on the Tax Benefit realized by the relevant Apergy Group member directly affected by the Determination.

(ii) Payments by Dover to Apergy. If as a result of a Determination, any adjustment shall be made to any Tax Return for a taxable period relating, in whole or in part, to Tax for which any member of the Apergy Group is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Apergy Group for the taxable period and (y) a Tax Benefit to any member of the Dover Group for any taxable period, then Dover shall pay to Apergy an amount equal to the lesser of the Tax Benefit for such taxable period and the Corresponding Portion of the Tax Detriment. For the avoidance of doubt, this Section 2.02(b)(ii) shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by any member of the Apergy Group from any member of the Dover Group. For purposes of determining the Tax Benefit, the Tax Benefit shall be calculated based solely on the Tax Benefit realized by the relevant Dover Group member directly affected by the Determination.

(iii) Payments by Apergy to Dover with respect to a Combined, Unitary, or Similar Tax. Notwithstanding any other provision of this Section 2.02(b), if as a result of a Determination, any member of the Dover Group incurs a Tax Detriment for a taxable period resulting from a combination of one or more members of the Dover Group with one or more members of the Apergy Group in a jurisdiction (for example, through a combined, unitary, or similar Tax), where such members filed (or are deemed to have filed) Tax Returns without such combination in such jurisdiction for such taxable period, then Apergy shall pay Dover the amount of any such Tax Detriment. For purposes of this Section 2.02(b)(iii), Tax Detriment shall be calculated using a “with and without” methodology.

(iv) Timing of Payments. Any payment required to be made pursuant to this Section 2.02(b), shall be made the later of (x) thirty (30) days after the Determination that results in such payment pursuant to this Section 2.02(b) and (y) the earlier of (I) the due date of the Tax Return that includes the Tax Benefit that gives rise to the requirement for such payment and (II) the date the Tax Benefit is recognized in the financial statements of the Party making the payment.

(v) Determination of Tax Detriment. Notwithstanding any other provision of this Agreement (except for Section 2.02(b)(iii)), the amount of a Tax Detriment with respect to income taxes attributable to the Apergy Group as a result of a Determination with respect to a Tax Return for a taxable period that includes both members of the Apergy Group and Dover Group (determined following the Distribution) shall be the aggregate of the adjustments to income of members of the Apergy Group resulting from such Determination (whether positive or negative) multiplied by the maximum statutory tax rate in effect for the taxable period in the relevant jurisdiction also taking into account adjustments of Tax credits in such Determination; provided, however, that (x) in no event shall such Tax Detriment be less than zero and (y) any Tax Detriment to any member of the Apergy Group for a taxable period attributable to a combination of one or more members of the Dover Group with one or more members of the Apergy Group in a jurisdiction, where such members filed Tax Returns without such combination in such jurisdiction for such taxable period, shall be borne by the Apergy Group.

(c) Other Allocations

(i) Research and Experimentation Credit Base Period. Dover shall reasonably make the allocations to Apergy required under Section 41(f)(3) of the Code and inform Apergy of such allocations. Apergy agrees that it shall not file any Tax Return that is inconsistent with the amount of qualified research expenditures and gross receipts allocated to it by Dover.

(ii) Allocation of Earnings and Profits (including PTI). The allocation of earnings and profits (including PTI) between Dover and Apergy in the case of the Distribution and between their Affiliates in the case of any Internal Distribution shall be reasonably determined by Dover pursuant to Section 312(h) of the Code and the relevant Treasury Regulations under the Code. Dover shall provide the allocation of earnings and profits (including PTI) to Apergy within ninety days after the Distribution Date.

(iii) Treatment of Tax Attributes. Dover shall in good faith allocate the Tax Attributes for the Pre-Distribution Period and the Straddle Period between the Dover Group and the Apergy Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Law), and shall in good faith advise Apergy in writing of the portion, if any, of the Tax Attributes which Dover determines shall be allocated or apportioned to the Apergy Group under applicable Law. Apergy and all members of the Apergy Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations or any other applicable Law are promulgated after the date of this Agreement that provide for any election that would affect the preparation of any Tax Return which affects both a member of the Dover Group and a member of the Apergy Group and applies such regulations retroactively, then any such election shall be made only to the extent that Dover and Apergy collectively agree to make such election. As soon as practicable after receipt of a written request from Apergy, Dover shall provide copies of any studies, reports, and workpapers supporting the Tax Attributes, including earnings and profits, allocable to the Apergy Group. For the avoidance of doubt, Dover shall not be liable to Apergy or any member of the Apergy Group for any failure of any determination under this Section 2.02(c) to be accurate under applicable Law.

(iv) Revised Allocations. The allocations made under this Section 2.02(c) shall be revised by Dover to reflect each subsequent Determination that affects such allocations for any Pre-Distribution Period. Each revised calculation shall be provided to Apergy within 120 days of the Determination to which the revision relates.

(v) Review of Allocations. Apergy shall have the right to review the accuracy, but not the methodology, of any allocation made under this Section 2.02(c). Apergy shall notify Dover of any disagreement within forty-five (45) days of being notified of any allocation. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

Section 2.03 Option Deductions. The member of the Dover Group or the Apergy Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of either group, was most recently employed, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other incentive compensation of such individual described in the EMA, shall be entitled solely to claim any income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event. To the extent any Tax deduction that is described in the first sentence of this Section 2.03 and claimed by any member of the Dover Group is disallowed to any and all members of the Dover Group and a Tax Authority makes a Determination that a member of the Apergy Group is entitled to such deduction, Dover shall notify Apergy of the receipt of such Determination, promptly after receipt thereof, and Apergy shall pay to Dover the lesser of the amount of its Tax Benefit and the amount of the corresponding Tax Detriment in accordance with Section 2.02(b). To the extent any Tax deduction that is described in the first sentence of this Section 2.03 and claimed by any member of the Apergy Group is disallowed to any and all members of the Apergy Group and a Tax Authority makes a Determination that a member of the Dover Group is entitled to such deduction, Apergy shall notify Dover of the receipt of such Determination, promptly after receipt thereof, and Dover shall pay to Apergy the lesser of the amount of its Tax Benefit and the amount of the Corresponding Portion of the Tax Detriment in accordance with Section 2.02(b).

Section 2.04 Tax Returns.

(a) Except as provided in Section 2.04(b), Dover shall prepare and timely file all Tax Returns for Pre-Distribution Periods (other than a Straddle Period) for which either the Dover Group or the Apergy Group is the Filing Group and all Tax Returns for Straddle Periods for all members of the Dover Group. In connection with each federal, state, local, and foreign Tax Return that is required under this Agreement to be filed by Dover for taxable periods ending in 2017 and 2018, Apergy shall timely furnish to Dover Tax information and documents as Dover may reasonably request. With respect to any information required to be provided by Apergy pursuant to this Section 2.04(a), (i) Dover shall utilize such information in the preparation of the appropriate Tax Returns as provided by Apergy, except to the extent (a) Apergy provides its prior written consent to change any such information, or (b) Dover determines in good faith that such information is inaccurate or incomplete in a material respect, and (ii) Apergy agrees to indemnify and hold harmless Dover and its Affiliates from and against any Indemnifiable Losses attributable to the misconduct or negligence of Apergy or any of its Affiliates in supplying Dover with inaccurate or incomplete information. An appropriate officer of Apergy shall provide a certification that, to such officer’s best knowledge and belief, any and all information provided pursuant to this Section 2.04(a) is accurate and complete. If Apergy fails to provide any information required by this Section 2.04(a) within the time period specified, Dover may file the applicable Tax Returns based on the information available at the time such Tax Returns are due and Apergy shall indemnify and hold harmless Dover and its Affiliates from Taxes or other Indemnifiable Losses imposed on Dover or any of its Affiliates but only to the extent resulting from Apergy’s failure to provide such information in a timely manner. In addition, Apergy shall make available employees and officers of Apergy and Apergy Affiliates, as Dover reasonably requests, to prepare and file any Tax Return for any Pre-Distribution Period or Straddle Period (including any claims for refunds described in Section 2.02(a)) or to conduct any Tax Contest with respect to any such Tax Return. If Apergy is responsible under Section 2.01 for a portion of any Tax reported on a Tax Return prepared under this Section 2.04(a) by Dover, Dover shall provide Apergy with a copy of such Tax Return at least thirty (30) days prior to its due date. Apergy shall notify Dover of any disagreement within 20 days of Apergy’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(b) Apergy shall be solely responsible for preparing and timely filing all Tax Returns relating to any Taxes that any member of the Apergy Group is required to file under applicable Law for any Post-Distribution Period (other than a Straddle Period) and shall prepare and timely file all Tax Returns for Straddle Periods that a member of the Apergy Group is required to file under applicable Law. If Dover is responsible under Section 2.01(a) for a portion of any Tax reported on a Straddle Period Tax Return prepared by a member of the Apergy Group, Apergy shall provide Dover with a copy of such Tax Return at least thirty (30) days prior to its due date. Dover shall notify Apergy of any disagreement within 20 days of Dover’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(c) Except for amended Tax Returns resulting from a Determination, no amended Tax Return for any Pre-Distribution Period shall be filed by the Filing Group that includes a member of the Non-Filing Group unless the Non-Filing Group Parent consents, which consent shall not be unreasonably conditioned, denied, or withheld. However, notwithstanding the preceding sentence, no consent is required if either (i) the Filing Group reasonably determines that the amended Tax Return will not result in any increased Tax liability or reduced Tax Attribute of the Non-Filing Group, or (ii) the Filing Group reasonably determines that the amended Tax Return will result in an increased Tax liability or reduced Tax Attribute of the Non-Filing Group but agrees to indemnify the Non-Filing Group for such increased Tax liability or reduced Tax Attribute.

(d) No Tax election may be made with respect to any Tax Return for a Pre-Distribution Period by a member of the Filing Group that would affect a member of the Non-Filing Group unless notice of such Tax election is provided to the affected Non-Filing Group Parent within forty-five (45) days before such Tax Return will be filed. The Non-Filing Group Parent shall have the right to review such elections and request, within 15 days of such notice, that either no election be made or that an alternative election be made as appropriate. The Filing Group shall comply with such request (i) if the Filing Group reasonably determines that not making the election or that such alternative election will not result in any increased Tax liability or reduced Tax Attribute of the Filing Group, or (ii) the Filing Group reasonably determines that the amended Tax Return will result in an increased Tax liability or reduced Tax Attribute of the Filing Group but the Non-Filing Group agrees to indemnify the Filing Group for such increased Tax liability or reduced Tax.

(e) Except as otherwise provided in this Agreement, in the case of any Tax Return for or that includes a Pre-Distribution Period, the Party responsible for preparing and filing such Tax Return pursuant to this Section 2.04 shall prepare (or shall cause the appropriate member of its Group to prepare) such Tax Return in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used in preparing and filing the corresponding Tax Return for prior periods and, to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices. In addition, unless otherwise required by applicable Law, in the preparation and filing of any Tax Return for or that includes a Pre-Distribution Period, the Party responsible for preparing and filing such Tax Return shall not take (or shall cause the appropriate member of its Group not to take) any position (or make any election) that is inconsistent with any position taken or election made by Dover in connection with the preparation and filing of any consolidated U.S. Federal Income Tax Return that includes any Pre-Distribution Period. The Party not responsible for preparing and filing a Tax Return under this Section 2.04 shall cooperate as reasonably necessary to allow the other Party to prepare and file such Tax Return.

Section 2.05 Cooperation, Exchange of Information, and Tax Records.

(a) Cooperation and Exchange of Information. Each Party shall provide to the other such cooperation and information as reasonably may be requested in connection with (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Tax or a right to a refund of Tax, or (iii) participating in or conducting any Tax Contest. Such cooperation and information shall include providing copies of relevant Tax Records. Each Party shall devote the personnel and resources necessary in order to carry out this Section 2.05(a) and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Party shall carry out its responsibilities under this Section 2.05(a) charging to the other only the out-of-pocket costs actually incurred, except that Apergy shall not be entitled to compensation for information provided to Dover pursuant to Section 2.04(a). Apergy shall execute all necessary or appropriate forms, including powers of attorney, reasonably requested by Dover in connection with any action taken by Dover pursuant to this Agreement.

(b) Record Retention. Each of Dover and Apergy shall retain all Tax Records in its possession as of the Effective Time relating to any Pre-Distribution Period that are relevant to the other Party for purposes described in Section 2.05(a) until such time as the other Party shall consent to the disposition of such Tax Records, which consent shall not be withheld unreasonably.

Section 2.06 Tax Contests.

(a) Notice. The Indemnified Party shall provide prompt notice to the Indemnifying Party of any pending or threatened Tax audit, assessment, or proceeding, or other Tax Contest, of which it becomes aware, related to Tax for which it is indemnified by the Indemnifying Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of the relevant sections of any notice and other documents received from any Tax Authority with respect to any such matters. If the Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Tax resulting from such assertion of Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the Indemnifying Party, then any amount that the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(b) Control of Tax Contests.

(i) Apergy. Apergy shall have full responsibility and discretion in conducting, including settling, any Tax Contest involving a Tax Return which includes only members of the Apergy Group (taking into account any adjustment to the entities included on such Tax Return asserted in, or arising from, any Tax Contest) other than a Covered Transaction Tax or any Tax described in Section 2.01(b)(ii). Apergy shall provide notice to Dover and shall consult in good faith with Dover in connection with any Tax Contest in which the outcome is reasonably expected to have an adverse effect on any member of the Dover Group for any Pre-Distribution Period.

(ii) Dover. Dover shall have full responsibility and discretion in conducting, including settling, any Tax Contest that Apergy does not control pursuant to Section 2.06(b)(i). Subject to Section 2.06(b)(iii), Dover shall provide notice to Apergy and shall consult in good faith with Apergy in connection with any Tax Contest in which Apergy is required to make a payment to Dover under this Agreement or to any Tax Authority or any Tax Contest in which the outcome is reasonably expected to have an adverse effect on any member of the Apergy Group for any Post-Distribution Period. For the avoidance of doubt, Dover’s obligation to consult with Apergy in good faith shall not limit Dover’s discretion in conducting, including settling, any Tax Contest under this Section 2.06(b)(ii).

(iii) Covered Transaction Taxes. Apergy shall have the right to participate in the conduct of a Tax Contest related to Covered Transaction Taxes as a result of the application of Section 355(e) of the Code if, and only if, (x) Apergy has acknowledged in writing its liability for such Covered Transaction Tax if Section 355(e) were determined to apply, (y) Apergy shall have provided Dover with a letter of credit in a form reasonably acceptable to Dover and issued by a major money center commercial bank reasonably acceptable to Dover, not expiring before a Determination has occurred with respect to Dover’s Tax for the Post-Distribution Period that gave rise to the Covered Transaction Tax at issue, and in an amount equal to the maximum amount of Covered Transaction Tax at issue in the Tax Contest and (z) no Tax Return of any member of the Dover Group with respect to which any member of the Dover Group may reasonably be viewed as having an actual or potential liability for any Tax not indemnified against by Apergy is held open as a result of such Tax Contest. Dover shall not settle any Tax Contest described in this paragraph (iii) without the consent of Apergy, which consent shall not be unreasonably withheld.

Section 2.07 Confidentiality. This Agreement and any information obtained or shared hereunder shall be subject to the terms of Section 7.5 of the Distribution Agreement.

ARTICLE III

TRANSACTIONS TAX

Section 3.01 Transactions Tax.

(a) Dover Liability. Except as otherwise provided in Section 3.01(c), Dover shall be responsible for, and shall indemnify and hold harmless the Apergy Group from any Covered Transaction Tax resulting from (i) any breach by any member of the Dover Group of any of the representations or covenants under Article IV hereof or (ii) any Section 355(e) Event with respect to a member of the Dover Group.

(b) Apergy Liability. Except as otherwise provided in Section 3.01(c), Apergy shall be responsible for, and shall indemnify and hold harmless the Dover Group from and against any liability for, any Covered Transaction Tax resulting from (i) any breach by any member of the Apergy Group of any of the representations or covenants under Article IV hereof, (ii) any Specified Action undertaken by any member of the Apergy Group (whether or not Section 4.02(d) is complied with), or (iii) any Section 355(e) Event with respect to a member of the Apergy Group (whether or not such Section 355(e) Event is caused by a Specified Action).

(c) Joint Fault for Covered Transaction Taxes. If the liability for Covered Transaction Taxes is attributable (based on the determination of a Tax Authority) to both (i) any item section forth in Section 3.01(a) and (ii) any item set forth in Section 3.01(b), then (x) such liability for any Covered Transaction Taxes will be equally borne by Dover, on the one hand, and Apergy, on the other hand; and (y) each of Dover, on the one hand, and Apergy, on the other hand, will indemnify the other Party against, and hold it harmless from, any Covered Transaction Taxes for which such other Party is not liable under this Section 3.01(c).

(d) Other Covered Transaction Taxes. If the liability for Covered Transaction Taxes is attributable to neither (i) any item section forth in Section 3.01(a) nor (ii) any item set forth in Section 3.01(b), then (x) such liability for any Covered Transaction Taxes will be equally borne by Dover, on the one hand, and Apergy, on the other hand; and (y) each of Dover, on the one hand, and Apergy, on the other hand, will indemnify the other Party against, and hold it harmless from, any Covered Transaction Taxes for which such other Party is not liable under this Section 3.01(d).

ARTICLE IV

REPRESENTATIONS AND COVENANTS

Section 4.01 Representations.

(a) Dover represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the intended Tax treatment of the transactions provided by the Tax Rulings or any Tax Opinion or that otherwise would result in a Covered Transaction Tax.

(b) Apergy represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the intended Tax treatment of the transactions provided by the Tax Rulings or any Tax Opinion, or that otherwise would result in a Covered Transaction Tax.

(c) Dover represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the intended Tax treatment of the transactions provided by the Tax Rulings or any Tax Opinion, or that otherwise would result in a Covered Transaction Tax.

(d) Apergy represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the intended Tax treatment of the transactions provided by the Tax Rulings or any Tax Opinion or that otherwise would result in a Covered Transaction Tax.

Section 4.02 Covenants.

(a) Conduct. Apergy covenants and agrees that it shall not take, and it shall cause its Affiliates to refrain from taking, any action that results in, or reasonably may be expected to result in, any Covered Transaction Tax described in Section 3.01(b). This includes taking any action that is inconsistent with the intended Tax treatment of the transactions provided by any Tax Opinion or the Tax Rulings and any action referred to in Section 4.02(a)(i) through (iv) (any such action described in this sentence, a “Specified Action”). Without limiting the generality of the foregoing:

(i) Transactions Affecting Ownership. Any time before the day after the second anniversary of the Distribution Date, Apergy shall not (and shall cause its Affiliates to not) (A) enter into any agreement, understanding, or arrangement as defined in Treasury Regulation Section 1.355-7(h), pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire, any Apergy Stock Interests or (B) take any action that permits a proposed acquisition of Apergy Stock Interests to occur by means of an agreement to which none of Apergy or any of its Affiliates is a party, including by (x) soliciting any Person to make a tender offer for, or otherwise acquire or sell, Apergy Stock Interests, or approving or otherwise permitting any such transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of Apergy’s charter or bylaws (and, in each case, any equivalent document thereof) or otherwise, (y) participating in or otherwise supporting any unsolicited tender offer for, or other unsolicited acquisition or disposition of, Apergy Stock Interests, or approving or otherwise permitting any such transaction, or (z) redeeming rights under a shareholder rights plan, making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed acquisition of Apergy Stock Interests. For these purposes, an acquisition of Apergy Stock Interests will include any recapitalization, repurchase or redemption of Apergy Stock Interests; any adoption, modification or amendment of an employee stock purchase agreement, equity-based compensation plan or other similar agreement, plan or arrangement; any issuance of Apergy Stock Interests (including any nonvoting stock or equity and any class of Apergy Stock Interests) or an instrument exchangeable or convertible into such Stock Interests (whether pursuant to an exercise of stock options, as a result of a capital contribution, or otherwise); any option grant; any conversion of Apergy Stock Interests into another class of Apergy Stock Interests; or any amendment to the certificate of incorporation (or other organizational document) of Apergy, or any change in the terms of any Apergy Stock Interests or any other action (whether effected through a shareholder vote or otherwise) (including through the conversion of any Stock Interests into another class of Stock Interests) that is treated as increasing a Person’s percentage interest for U.S. federal income Tax purposes in Apergy Stock Interests; provided, however, that the following shall not be taken into account: (i) issuances of options, restricted stock and/or deferred stock units and the shares of Apergy Stock Interests issued upon the exercise or vesting, as applicable, of such options, restricted stock and/or deferred stock units, provided that such issuance is described in Safe Harbor VIII of Treasury Regulations Section 1.355-7(d), (ii) issuances or acquisitions of stock that are described in Safe Harbor IX of Treasury Regulations Section 1.355-7(d), or (iii) adoption, amendment, or modification of an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement provided that any issuances or acquisitions of Apergy Stock Interests under such arrangement are described in Safe Harbor VIII of Treasury Regulations Section 1.355-7(d) or Safe Harbor IX of Treasury Regulations Section 1.355-7(d). This Section 4.02(a)(i) shall not apply to any proposed transaction (but, for the avoidance of doubt, one or more other clauses of this Section 4.02(a) may still define the proposed transaction as a Specified Action) unless, at the time such transaction would occur, other transactions have occurred that are described in such clauses and that result in one or more Persons acquiring directly or indirectly stock representing, in the aggregate, a 40 percent or greater interest in Apergy (i.e., stock possessing at least 40 percent of the total combined voting power of all classes of stock entitled to vote or at least 40 percent of the total value of shares of all classes of stock). This Section 4.02(a)(i) and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(ii) Other Actions. Any time before the day after the second anniversary of the Distribution Date, Apergy shall not (and shall cause its Affiliates to not) (A) merge or consolidate Apergy with or into any corporation where Apergy is not the survivor of such merger or consolidation, or liquidate or partially liquidate Apergy (including any liquidation effected pursuant to a merger, consolidation, or conversion, and including any other transaction that causes Apergy to cease to be treated as a corporation for U.S. federal income tax purposes); (B) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, more than 25 percent (measured by reference to the fair market value at the time of the Distribution) of the gross assets of any of the trades or businesses relied on to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign Law with respect to the Distribution; (C) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied on by Apergy to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign Law; (D) cause or permit any Subsidiary of Apergy the active business of which was relied on by Apergy to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign Law to cease to be a member of the Apergy separate affiliated group, as defined in Section 355(b)(3)(B) of the Code; or (E) redeem or otherwise repurchase (directly or through an Affiliate) any Apergy Stock Interests, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48 (provided, however, that the fact that any such redemption or repurchase satisfies Section 4.05(1)(b) of Revenue Procedure 96-30 shall not prevent such redemption or repurchase from being considered or taken into account for purposes of determining, pursuant to Section 4.02(a)(i), whether, at the time such transaction would occur, other transactions have occurred that are described Section 4.02(a)(i) and that result in one or more Persons acquiring directly or indirectly stock representing, in the aggregate, a 40 percent or greater interest in Apergy).

(iii) Actions Involving Distributing Corporations or Controlled Corporations. With respect to each Internal Distribution in which a Apergy Affiliate was the “distributing corporation” or the “controlled corporation” within the meaning of Section 355 of the Code (each such corporation, individually, the “Applicable Corporation”), any time before the day after the second anniversary of the date of the Distribution, Apergy shall not (and shall cause its Affiliates to not) (A) merge or consolidate the Applicable Corporation with or into any corporation where the Applicable Corporation is not the survivor of such merger or consolidation, or liquidate or partially liquidate the Applicable Corporation (including any liquidation effected pursuant to a merger, consolidation, or conversion, and including any other transaction that causes the Applicable Corporation to cease to be treated as a corporation for U.S. federal income tax purposes); (B) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, more than 25 percent (measured by reference to the fair market value at the time of such Internal Distribution) of the gross assets of any of the trades or businesses relied on to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign Law with respect to such Internal Distribution; (C) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied on by the Applicable Corporation to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign Law; (D) cause or permit any Subsidiary of the Applicable Corporation the active business of which was relied on by the Applicable Corporation to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign Law to cease to be a member of the Applicable Corporation separate affiliated group, as defined in Section 355(b)(3)(B) of the Code; or (E) enter into any agreement, understanding, or arrangement, as defined in Treasury Regulation Section 1.355-7(h), pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire, any Stock Interests of an Applicable Corporation; provided, however, clause (E) shall not apply to (i) an Applicable Corporation’s issuance of Stock Interests pro rata to the Person(s) that own(s) all of such Applicable Corporation’s outstanding Stock Interests at the time of the Distribution (e.g., in a transaction subject to Section 351(a) of the Code), and (ii) an acquisition of Stock Interests, or right to acquire Stock Interests, of an Applicable Corporation if Apergy owns (directly or indirectly) 100 percent of the Stock Interests of such Applicable Corporation immediately after such acquisition.

(iv) No Inconsistent Actions. Regardless of any change in circumstances, Apergy covenants and agrees that it shall not take any action (and it shall cause its Affiliates to refrain from taking any action) that is inconsistent with any factual statements or representations made in connection with any Tax Opinion or the Tax Rulings on or before the day after the second anniversary of the Distribution Date other than as permitted in this Section 4.02. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(b) Amended or Supplemental Rulings. Apergy covenants and agrees that it shall refrain from filing, and it shall cause its Affiliates to refrain from filing, a request for any amendment or supplement to the Tax Rulings subsequent to the Distribution Date without the consent of Dover, which consent shall not be unreasonably withheld.

(c) Tax Returns. Each of Dover and Apergy covenants and agrees that it shall refrain from taking, and it shall cause its Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the intended Tax treatment of the transactions provided by any Tax Opinion, (ii) the Contribution (and the contributions with respect to the Internal Distributions, if any) qualifying for Tax-free treatment under Section 361 of the Code, (iii) the intended Tax treatment of the transactions provided by the Tax Rulings, or (iv) the documents effecting any transaction undertaken in connection with the Separation that is not addressed by any Tax Ruling or any Tax Opinion.

(d) Exception. Notwithstanding the foregoing, Apergy shall be permitted to take an action inconsistent with Section 4.02(a), if, prior to taking such action, Apergy provides advance notification to Dover of its plans with respect to such action and promptly responds to any inquiries by Dover following such notification, and (unless Dover agrees otherwise in writing) either:

(i) In case of an action affecting the intended Tax treatment of transactions described in any Tax Opinion, Apergy obtains:

(1) a ruling with respect to the action from the relevant Tax Authority that is reasonably satisfactory to Dover (except that Apergy shall not submit any supplemental ruling request if Dover determines in good faith that filing such request could have a materially adverse effect on Dover or any of its Affiliates), or

(2) an opinion, in form and in substance acceptable to Dover in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the intended Tax treatment of such transactions, of an independent nationally recognized Tax counsel, reasonably acceptable to Dover, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the intended Tax treatment of the transactions provided by the Tax Opinion (in determining whether an opinion is satisfactory, Dover may consider, among other factors, the appropriateness of any underlying assumptions and management’s representation if used as a basis for the opinion and Dover may determine that no opinion would be acceptable to Dover), or

(ii) In case of an action affecting the intended Tax treatment of the Ruling Transactions, Apergy obtains:

(1) a ruling with respect to the action from the relevant Tax Authority that is reasonably satisfactory to Dover (except that Apergy shall not submit any supplemental ruling request if Dover determines in good faith that filing such request could have a materially adverse effect on Dover or any of its Affiliates), or

(2) an opinion, in form and in substance acceptable to Dover in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the intended Tax treatment of such transactions, of an independent Tax counsel, reasonably acceptable to Dover, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the intended Tax treatment of the transactions provided by the Tax Rulings (in determining whether an opinion is satisfactory, Dover may consider, among other factors, the appropriateness of any underlying assumptions and management’s representation if used as a basis for the opinion and Dover may determine that no opinion would be acceptable to Dover). Notwithstanding anything to the contrary in this Agreement, Apergy shall be responsible for, and shall indemnify Dover and hold Dover harmless from, any Covered Transaction Tax resulting from a Specified Action of Apergy or any Apergy Affiliate, regardless of whether the exception of this Section 4.02(d) is satisfied with respect to such act.

(e) Duty to Mitigate Recognition or Recapture of Income. Prior to any event that may result in recognition or recapture of income (including under any gain recognition agreement entered into pursuant to Treasury Regulations Section 1.367(a)-8), Dover and Apergy shall use (and shall cause the members of the Dover Group and Apergy Group, respectively, to use) all commercially reasonable efforts to eliminate such gain recognition or recapture of income or otherwise avoid or minimize the impact thereof to the other party, including by the execution of an appropriate gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(f) Dover shall provide to Apergy true and complete copies of all ruling requests, rulings, tax opinions, tax opinion representation letters and any supplement of such documents (including all exhibits and attachments thereto) provided to or received from a Tax Authority or Tax counsel in connection with the Separation and Distribution by the later of (i) the Distribution Date or (ii) thirty (30) days of providing or receiving such document; provided, however, that (i) Dover shall not be required to provide to Apergy drafts of any such documents; (ii) in no event shall Dover be required to provide Apergy or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege; and (iii) in the event that Dover determines that the provision of any information to Apergy would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any Privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with its obligations under this Section 4.02 in a manner that avoids any such harm, violation or consequence.

Section 4.03 No Continuing Liability for Former Members.

(a) Dover Affiliates. If a Dover Affiliate ceases to be a member of the Dover Group as a result of a sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Dover is the stock of Dover or a Dover Affiliate, the departing Dover Affiliate shall be released from its obligations under this Agreement upon its departure from the Dover Group.

(b) Apergy Affiliates. If a Apergy Affiliate ceases to be a member of the Apergy Group as a result of a sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Apergy is the stock of Apergy or a Apergy Affiliate, the departing Apergy Affiliate shall be released from its obligations under this Agreement upon its departure from the Apergy Group.

Section 4.04 Section 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), Dover and Apergy agree that Dover shall make timely protective elections under Section 336(e) of the Code and the Treasury Regulations issued thereunder with respect to the Distribution for Apergy and with respect to the Internal Distributions, to the extent determined by Dover in its sole discretion, for each Apergy Subsidiary that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). To the extent, pursuant to a Determination, the Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not, and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Section 336(e) Election, except as may be required pursuant to a Determination. If and to the extent that the Tax-free status of the Distribution does not apply with respect to the Distribution, and any resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered Taxes for which Dover is responsible under this Agreement, then, to that extent, Dover will be entitled to quarterly payments from Apergy of the actual Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a “with and without” methodology; provided, however, that, if Taxes are imposed on Dover (or any of its Subsidiaries) or Apergy (or any of its Subsidiaries) and liability for such Taxes is borne equally by Dover and Apergy pursuant to Section 3.01(c) or Section 3.01(d) hereof, then Apergy will pay to Dover each quarter fifty percent of the Tax savings; and provided, further, however, that all payments made to Dover under this Section 4.04 will be reduced by a reasonable charge for administrative expenses and other reasonable out-of-pocket expenses of Apergy (and its Subsidiaries) that are necessary to secure the Tax savings, including expenses paid or incurred in connection with a Tax Contest or to amend a Tax Return. Nothing in this Section 4.04 shall prevent Dover and Apergy from reaching an agreement on an alternative method for Dover’s recoupment of the Tax savings attributable to the step-up in basis (e.g., through a single payment using a negotiated discount rate).

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a) Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3 of the Distribution Agreement, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b) Entire Agreement. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of the Distribution Agreement and the provisions of any Ancillary Agreement, the provisions of the Distribution Agreement shall control; provided, however, that in relation to (i) any matters concerning Taxes, this Agreement shall prevail over the Distribution Agreement and any other Ancillary Agreement, (ii) any matters governed by the EMA, the EMA shall prevail over this Agreement or any other Ancillary Agreement, and (iii) the provision of support and other services after the Effective Time by the Apergy Group to the Dover Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Dover, Apergy or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.

(c) Corporate Power. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 5.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 5.03 Consent to Jurisdiction. Subject to the provisions of Section 5.18 of this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 5.18 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section

5.08 hereof shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 5.03. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.04 Specific Performance. The Parties agree that irreparable damage may occur in the event that the provisions of this Agreement, including Section 4.02, were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek (i) an injunction or injunctions to enforce specifically the terms and provisions hereof, including Section 4.02, in any arbitration in accordance with Article VIII of the Distribution Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 5.05 Waiver of Jury Trial. SUBJECT TO SECTION 5.18 AND SECTIONS 5.03 AND 5.04 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING PERMITTED HEREUNDER. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.05.

Section 5.06 Assignment. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successor or permitted transferees and assigns had been an original party to the Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement and (ii) a Party may assign this Agreement in whole in connection with a bona fide third party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (ii) the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 5.07 Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement is solely for the benefit of the Parties and their respective Affiliates after the Effective Time, and their permitted successors and assigns, and is not intended to confer upon any Person except the Parties and their respective Affiliates after the Effective Time, and their permitted successors and assigns, any rights or remedies hereunder; and there are no other third-party beneficiaries of this Agreement and this Agreement should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 5.08 Notice. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.08):

If to Dover:

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: Ivonne M. Cabrera

Facsimile: (630) 743-2670

Email: [email address]

If to Apergy:

Apergy Corporation

2445 Technology Forest Blvd., Building 4, Floor 12

The Woodlands, Texas 77381

Attn: Julia Wright

Email: [email address]

Section 5.09 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.10 No Set Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Affiliates shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Affiliates arising out of this Agreement.

Section 5.11 Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.12 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 5.13 Affiliates. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time.

Section 5.14 Waivers of Default. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.15 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.16 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(iv) the words “written request” when used in this Agreement shall include email;

(v) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein; and

(vi) as described in Section 5.01(b), to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein; and

(vii) to the extent that this Agreement refers to the Distribution Agreement and the applicable section of the Distribution Agreement provides that such section of the Distribution Agreement shall not apply to the extent it conflicts with this Agreement, such section shall be read without regard to such exception.

Section 5.17 Advisors. Dover has selected McDermott Will & Emery LLP and Simpson Thacher & Bartlett LLP as counsel in connection with the Distribution. Apergy acknowledges, for itself and each Apergy Affiliate, that McDermott Will & Emery LLP and Simpson Thacher & Bartlett LLP are acting in the capacity as counsel only to Dover in connection with this Agreement and the provisions contemplated herein.

Section 5.18 Dispute Resolution. Any and all disputes between Dover and Apergy arising out of any provision of this Agreement shall be resolved through the procedures provided in Article VIII of the Distribution Agreement.

Section 5.19 Payments.

(a) Procedure for Requesting and Making Indemnification Payments. On the occurrence of an event for which a Party is entitled to receive indemnification hereunder, such Party (the “Indemnified Party”) shall send the other Party (the “Indemnifying Party”) an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto. Unless a provision in this Agreement specifically provides a different time for payment, the Indemnifying Party shall pay to the Indemnified Party any payment it owes to the Indemnified Party under this Agreement within thirty (30) days after the receipt of the invoice for such payment.

(b) Procedure for Making Other Payments. If a Party is responsible for any Tax under Section 2.01 (the “Responsible Party”) and such Tax must be remitted by the other Party (the “Remitting Party”), the Remitting Party shall send the Responsible Party an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto. Unless a provision in this Agreement specifically provides a different time for payment, the Responsible Party shall pay to the Remitting Party any payment it owes to the Remitting Party under this Agreement no later than thirty (30) days before the Remitting Party must remit the Tax to the appropriate Tax Authority.

(c) Character of Payments. For Tax purposes, the Parties agree to treat any payment pursuant to this Agreement in the same manner as a capital contribution by Dover to Apergy or an adjustment to the Contribution made in the last taxable period beginning before the Distribution (or corresponding treatment with respect to any Internal Distribution) and, accordingly, as not includible in the gross income of the recipient and not deductible by the payor to the extent allowed under Law. If pursuant to a Determination it is determined that the receipt or accrual of any payment made under this Agreement is subject to any Tax, the Party making such payment shall be responsible for the After-Tax Amount with respect to such payment. The failure of a Party to include an After-Tax Amount in a demand for payment pursuant to this Agreement shall not be deemed a waiver by the Party of its right to receive an After-Tax Amount with respect to such payment.

(d) Interest on Late Payments. Unless a provision in this Agreement specifically provides otherwise, any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at the Prime Rate plus two percent. Such interest shall be paid at the same time as the payment to which it relates. Any interest payable pursuant to this paragraph that is not paid when due shall bear interest at the Prime Rate plus two percent.

Section 5.20 No Duplication. Any indemnification provided under this Agreement shall be determined without duplication of recovery whether by operation of this Agreement, the Distribution Agreement or any other agreement entered into in connection with the Separation.

Section 5.21 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

DOVER CORPORATION		APERGY CORPORATION.

By:	/s/ Ivonne M. Cabrera	By:	/s/ Julia Wright
Name:	Ivonne M. Cabrera	Name:	Julia Wright
Title:	Senior Vice President, General Counsel & Secretary	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Tax Matters Agreement]